Exhibit 99.1

Company Contact:	Investor Relations Contact:
Mr. Thomas Sammons	Hayden IR
Chief Financial Officer	Brett Maas
TechPrecision Corporation	Phone: 646-536-7331
Phone: 978-883-5109	Email: brett@haydenir.com
Email: sammonst@ranor.com	Website: www.haydenir.com
Website: www.techprecision.com

FOR IMMEDIATE RELEASE

TechPrecision Announces Closing of Strategic Acquisition

Raises $3.2 Million in Capital; Executed Amended and Restated Credit Facility

Westminster, MA – August 26, 2021 – TechPrecision Corporation (OTCQB: TPCS) (“TechPrecision” or the “Company”), an industry-leading manufacturer of precision, large-scale fabricated and machined metal components and tested systems with customers in the defense and precision industrial sectors, today reported that it completed its acquisition of Stadco, located in Los Angeles, a key supplier of large flight-critical components for several high-profile commercial and military programs, including military helicopters, and closed on a private placement financing and new loans from its current bank, Berkshire Bank, the proceeds of which were used to settle Stadco’s debt and acquire the outstanding shares of Stadco.

The purchase of Stadco is based on the Company’s opinion that it is a prime turnaround prospect. We believe we can end the cycle of what we believe were badly negotiated contracts by Stadco’s pre-November 2014 management and financial shortages and economic woes that have crippled Stadco since it was last acquired in November 2014. With working cash no longer an issue and the new cycle of defense contracts being negotiated on more favorable terms, we believe we have found an opportunity with a company that not only fits our primary defense focus but could complement both Stadco and Ranor’s businesses as they are very similar in what they do but at the same time do work that the other does not or cannot do.

We did NOT buy Stadco based on its past financial performance, we bought it for its future.

Key Terms of the Stadco Acquisition

•	The Company issued approximately 1.5 million shares of its common stock to satisfy Stadco’s indebtedness to its shareholders and certain other debt holders and acquire all outstanding shares of Stadco.

•	The Company paid to Stadco’s landlord approximately $750,000 in past due rent, which included a forgiveness of an equal amount of past due rent, to bring rent current and included waiver of all penalties, interest and other reimbursements. We also negotiated a reduced rental amount going forward.

•	The Company purchased Stadco’s loan from Sunflower Bank, for a total amount of approximately $7.9 million in cash, which included a reduction of its loan indebtedness by $1.4 million.

•	The Company reached an agreement with Five Crowns Credit Partners, LLC, which held a substantial number of Stadco debt and equity securities. In exchange for all such securities, the Company issued to Five Crowns (1) 600,000 shares of TPCS common stock; and (2) warrants to purchase 100,000 shares of TPCS Stock at $1.43 with a three-year exercise time limit.

Private Placement Financing

Simultaneously with the Stadco closing, we closed on a private placement financing, structured as a private investment in public equity (PIPE) transaction. We sold 3,202,727 shares at $1.10 per share to a limited number of institutional and other accredited investors, providing net proceeds to us of approximately $3.2 million.

Source of Funds

Financing for the transaction came from the proceeds of the private placement financing and new loans from our current bank, Berkshire Bank. Concurrent with our closing of the Stadco acquisition, we entered into an amended and restated loan agreement with Berkshire Bank. Under the amended facility, our term loan in the original principal amount of $2.85 million, of which approximately $2.4 million remains outstanding, will remain, and we will have access to a revolving line of credit of up to $5 million. Berkshire also loaned us an additional $4 million. Repayment obligations under all of the loans are secured by a first lien on all personal and real property of Ranor and Stadco.

On April 3, 2021, an independent Machinery and Equipment Appraisal Report estimated that the orderly liquidation value of Stadco was approximately $8,638,300.

STADCO History

Stadco, whose name was derived from Standard Tool and Die Co., was founded in 1941 by Nat Handel, who expanded the business over the next few decades, ultimately selling to the Nazarian family in 1981. The Nazarians sold Stadco to a private equity firm in 2010 for $27 million. Doug Paletz, who had spent eight years with Stadco, and Bob Parsi, who had spent 12 years with Stadco, left within two years of the sale. Stadco’s financial condition and results of operations deteriorated under new ownership over the next several years. In November 2014, an investment group led by Doug Paletz (CEO, Pres.) and Bob Parsi (COO) acquired Stadco.

Upon taking possession, the new management soon realized that the company was not in as good of a condition as expected and facing significant liabilities. Stadco was not only financially strapped but locked into production contracts that resulted in significant losses over the next several years, as well as financially responsible for damages for a previously defaulted contract. The remaining few loss pieces due under the various contracts are ending this year or in the beginning of calendar year 2022.

From the closing of its acquisition by the recent sellers, Stadco was in serious need of cash, resulting in several financially necessary but punitive transactions. Because of this, Stadco’s management had been continually distracted from its core purpose in order to constantly find funds to make payroll and keep suppliers at bay.

Stadco Business

Stadco is a key supplier of large flight-critical components on several high-profile commercial and military aircraft programs, including military helicopters. It has been a critical supplier to a blue-chip customer base that includes some of the largest OEMs and prime contractors in the defense and aerospace industries. Stadco also provides tooling, customized molds, fixtures, jigs and dies used in the production of aircraft components.

Some of Stadco’s largest orders run on multi-year-based cycles and it is presently finalizing the latest in string of recurring long-term production contracts that will last through several years and provide a sound economic base upon which we believe we can grow the company. For some of these contracts, it is the most significant supplier, if not the actual or virtual sole supplier.

Stadco has a long history of making critical high precision parts for the defense and civil aviation industry, national laboratories, various weapons programs, and space flight. It continues to do so. It has been a prime supplier of parts for the Sikorsky CH-53 helicopter for over 45 years and continues to be a supplier of critical parts for the current CH-53E model and the new CH-53K King Stallion heavy lift helicopter.

Sikorsky, on October 20, 2020, announced that it will build six additional production CH-53K King Stallion helicopters under a new contract for the U.S. Navy. The aircraft will further support the U.S. Marine Corps in its mission to conduct expeditionary heavy-lift assault transport of armored vehicles, equipment and personnel to support distributed operations deep inland from a sea-based center of operations. The six helicopters are part of 200 aircraft Program of Record for the U.S. Marine Corps, and their addition makes a total of 24 CH-53K production aircraft now under contract. Under the terms of this most recent contract – known as Low-Rate Initial Production (LRIP) Lot 4 – Sikorsky will begin delivery of the six aircraft in January 2024. This 200 aircraft order does not include an expected order from Israel to replace 20-25 of its aging helicopters with the CH-53K as well as a possible order from Germany for up to 70 of the CH-53Ks. Production at Sikorsky is expected to increase to as many as 24 CH-53K helicopters per year over the next several years.

On June 25, 2021, the U.S. Navy awarded Sikorsky a contract to build nine more CH-53K King Stallion helicopters. According to a Naval Air Systems Command statement, the Lot 5 contract includes nine helicopters for a value of $878.7 million, and an option for a Lot 6 contract worth $852.5 million for nine more helicopters. The Lot 5 low-rate initial production contract increases the number of CH-53Ks on contract to 33. The Lot 5 aircraft are to be delivered in 2024.

Stadco is also a supplier of critical parts for the new Boeing F-15EX Eagle II. In July 2020, Boeing announced that the USAF awarded Boeing an Indefinite Delivery, Indefinite Quantity contract for up to 200 F-15EXs.

Stadco has one of the largest electron beam welding machines set up in the United States, allowing it to seamlessly weld thick pieces of titanium and other metals. Using this capability, it has produced the largest structural part for the F-22 fighter plane, as well as space shuttle and launch vehicle components for NASA.

Stadco presents as a world leader in metal tools to lay up aerospace composites and it has provided these tools to major US Prime contractors as well as internationally.

Stadco also make parts for other fighter planes, as well as weapon systems. Other major customers include Lockheed Martin, Spirit Aerosystems, Raytheon Missile Systems, Raytheon Defense Northrop ATK.

Doug Paletz and Bob Parsi will remain in day-to-day charge of the operations under the oversight of TechPrecision’s Alex Shen (CEO) and Tom Sammons (CFO).

Financial Statements of Stadco

In accordance with SEC rules, we are working to file two years of Stadco’s audited statements and the required proforma financial statements within 75 days of closing.

Conference Call

We will schedule a conference call to discuss the acquisition as soon as practicable.

About TechPrecision Corporation

TechPrecision Corporation, through its wholly owned subsidiary, Ranor, Inc., manufactures large-scale, metal fabricated and machined precision components and equipment. These products are used in a variety of markets including: defense, aerospace, nuclear, industrial, and medical. TechPrecision’s goal is to be an end-to-end service provider to its customers by furnishing customized solutions for completed products requiring custom fabrication and machining, assembly, inspection and testing. To learn more about the Company, please visit the corporate website at http://www.techprecision.com. Information on the Company’s website or any other website does not constitute a part of this press release.

Safe Harbor Statement

This release contains certain “forward-looking statements” relating to the business of the Company and its subsidiary companies. All statements other than statements of current or historical fact contained in this press release, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from: our reliance on individual purchase orders, rather than long-term contracts, to generate revenue; our ability to change the composition of our revenues and effectively control operating expenses; external factors, including the COVID-19 pandemic, that may be outside of our control; the impacts of the COVID-19 pandemic and government-imposed lockdowns in response thereto; the availability of appropriate financing facilities impacting our operations, financial condition and/or liquidity; our ability to receive contract awards through competitive bidding processes; our ability to maintain standards to enable us to manufacture products to exacting specifications; our ability to enter new markets for our services; our reliance on a small number of customers for a significant percentage of our business; competitive pressures in the markets we serve; changes in the availability or cost of raw materials and energy for our production facilities; operating in a single geographic location; restrictions in our ability to operate our business due to our outstanding indebtedness; government regulations and requirements; pricing and business development difficulties; changes in government spending on national defense; our ability to make acquisitions and successfully integrate those acquisitions with our business; general industry and market conditions and growth rates; general economic conditions; the effect of the Stadco acquisition on the Company’s business relationships, operating results and business generally; risks related to diverting management’s attention from the Company’s ongoing business operations; unexpected costs, charges or expenses resulting from the acquisition of Stadco; and other risks discussed in the Company’s periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). Any forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law. Investors should evaluate any statements made by us in light of these important factors.

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